Pricing Term Sheet	Issuer Free Writing Prospectus
Dated July 24, 2025	Filed Pursuant to Rule 433
Registration Statement No. 333-288729
Supplementing the Preliminary
Prospectus Supplement dated July 24, 2025
(To the Prospectus dated July 17, 2025)

$500,000,000 5.019% Fixed-to-Floating Rate Senior Notes due 2029 (the “2029 Notes”)

$500,000,000 6.000% Fixed-to-Floating Rate Senior Notes due 2036 (the “2036 Notes”)

(together, the “Notes” for this “Offering”)

The information in this pricing term sheet relates to the Offering of SYNCHRONY FINANCIAL (the “Issuer”), and should be read together with the preliminary prospectus supplement dated July 24, 2025 relating to the Offering, and the accompanying prospectus dated July 17, 2025 included in the Issuer’s Registration Statement on Form S-3 (File No. 333-288729) (as supplemented by such preliminary prospectus supplement, the “Preliminary Prospectus”).

The information in this pricing term sheet supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. Terms used but not defined herein have the meanings given in the Preliminary Prospectus.

Issuer:	SYNCHRONY FINANCIAL

Title of Securities:	2029 Notes: 5.019% Fixed-to-Floating Rate Senior Notes due 2029 2036 Notes: 6.000% Fixed-to-Floating Rate Senior Notes due 2036

Expected Ratings*:	BBB-/BBB (S&P/Fitch)

Ranking:	Senior Unsecured

Aggregate Principal Amount:	$1,000,000,000

Aggregate Net Proceeds to Issuer (before estimated offering expenses):	$995,250,000

Format:	SEC Registered

Denominations:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

Method of Settlement:	DTC

Trade Date:	July 24, 2025

Settlement Date**:	July 29, 2025 (T+3)

Joint Book-Running Managers:	BofA Securities, Inc. Mizuho Securities USA LLC Wells Fargo Securities, LLC

Co-Managers:	Academy Securities, Inc. Blaylock Van, LLC CastleOak Securities, L.P. Mischler Financial Group, Inc. R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

5.019% Fixed-to-Floating Rate Senior Notes due 2029

Price to Public:	100.000% of the principal amount

Principal Amount:	$500,000,000

Maturity Date:	July 29, 2029

Fixed Rate Period:	From, and including, July 29, 2025 to, but excluding, July 29, 2028.

Floating Rate Period:	From, and including, July 29, 2028 to, but excluding, the maturity date.

Coupon:

Fixed Rate Period: 5.019% per annum.

Floating Rate Period: Compounded SOFR, determined as set forth under “Description of Notes—Interest—Floating Rate Period” in the preliminary prospectus supplement, plus 139.5 basis points.

Treasury Benchmark:	3.875% due July 15, 2028

Treasury Benchmark Price:	100-00+

Treasury Benchmark Yield:	3.869%

Spread to Treasury Benchmark:	+115 basis points

Yield to Maturity:	5.019%

Day Count Convention:	Fixed Rate Period: 30/360 Floating Rate Period: Actual/360

Interest Payment Dates:

Fixed Rate Period: Semi-annually, in arrears, on January 29 and July 29 of each year, beginning on January 29, 2026, and ending on July 29, 2028.

Floating Rate Period: Quarterly, in arrears, on October 29, 2028, January 29, 2029, April 29, 2029 and at the maturity date.

Optional Redemption:

The Notes will be redeemable at the Issuer’s option, in whole or in part, at any time and from time to time, on or after January 25, 2026 (180 days from July 29, 2025) (or, if additional Notes are issued thereafter, beginning 180 days after the issue date of such additional Notes), and prior to July 29, 2028 (the date that is one year prior to the maturity date), at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of:

(a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed, discounted to the redemption date (assuming that the Notes to be redeemed matured on July 29, 2028 (the date that is one year prior to the maturity date)) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the preliminary prospectus supplement) plus 20 basis points less (b) interest accrued on the Notes to be redeemed to the date of redemption; and

100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

In addition, the Issuer may, at its option, redeem the Notes (i) in whole but not in part on July 29, 2028 (the date that is one year prior to the maturity date) or (ii) in whole or in part, at any time and from time to time, on or after June 29, 2029 (the date that is 30 days prior to the maturity date), in each case at a redemption price equal to 100% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

The Notes will not be subject to repayment at the option of the holder at any time prior to maturity.

CUSIP / ISIN:	87165BAX1 / US87165BAX10

6.000% Fixed-to-Floating Rate Senior Notes due 2036

Price to Public:	100.000% of the principal amount

Principal Amount:	$500,000,000

Maturity Date:	July 29, 2036

Fixed Rate Period:	From, and including, July 29, 2025 to, but excluding, July 29, 2035.

Floating Rate Period:	From, and including, July 29, 2035 to, but excluding, the maturity date.

Coupon:

Fixed Rate Period: 6.000% per annum.

Floating Rate Period: Compounded SOFR, determined as set forth under “Description of Notes—Interest—Floating Rate Period” in the preliminary prospectus supplement, plus 207 basis points.

Treasury Benchmark:	4.250% due May 15, 2035

Treasury Benchmark Price:	98-26

Treasury Benchmark Yield:	4.400%

Spread to Treasury Benchmark:	+160 basis points

Yield to Maturity:	6.000%

Day Count Convention:	Fixed Rate Period: 30/360 Floating Rate Period: Actual/360

Interest Payment Dates:

Fixed Rate Period: Semi-annually, in arrears, on January 29 and July 29 of each year, beginning on January 29, 2026, and ending on July 29, 2035.

Floating Rate Period: Quarterly, in arrears, on October 29, 2035, January 29, 2036, April 29, 2036 and at the maturity date.

Optional Redemption:

The Notes will be redeemable at the Issuer’s option, in whole or in part, at any time and from time to time, on or after January 25, 2026 (180 days from July 29, 2025) (or, if additional Notes are issued thereafter, beginning 180 days after the issue date of such additional Notes), and prior to July 29, 2035 (the date that is one year prior to the maturity date), at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of:

(a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed, discounted to the redemption date (assuming that the Notes to be redeemed matured on July 29, 2035 (the date that is one year prior to the maturity date)) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the preliminary prospectus supplement) plus 25 basis points less (b) interest accrued on the Notes to be redeemed to the date of redemption; and

100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

In addition, the Issuer may, at its option, redeem the Notes (i) in whole but not in part on July 29, 2035 (the date that is one year prior to the maturity date) or (ii) in whole or in part, at any time and from time to time, on or after April 30, 2036 (the date that is 90 days prior to the maturity date), in each case at a redemption price equal to 100% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

The Notes will not be subject to repayment at the option of the holder at any time prior to maturity.

CUSIP / ISIN:	87165BAY9 / US87165BAY92

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

It is expected that delivery of the Notes will be made against payment therefor on or about July 29, 2025, which will be the third business day after the date of the prospectus supplement. Under Rule 15c6-1 of the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of the prospectus supplement will be required, by virtue of the fact that the Notes will settle in three business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should consult their own advisors in this regard.

It is anticipated that the notes will be issued without original issue discount for U.S. federal income tax purposes. In such case, interest on a note will be includable by a U.S. holder as interest income at the time it accrues or is received in accordance with its method of accounting for U.S. federal income tax purposes and will be ordinary income.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement dated July 24, 2025 with the SEC for the Offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the accompanying prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this Offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement related to the Offering and the accompanying prospectus may be obtained by contacting: (i) BofA Securities, Inc. toll free at 1-800-294-1322, (ii) Mizuho Securities USA LLC toll free at 1-866-271-7403 or (iii) Wells Fargo Securities, LLC toll free at 1-800-645-3751.

ANY DISCLAIMER OR OTHER NOTICE THAT MAY APPEAR BELOW IS NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMER OR NOTICE WAS AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT BY BLOOMBERG OR ANOTHER EMAIL SYSTEM.